Exhibit (d)(s)(7)
AMENDMENT NO. 6 TO THE PORTFOLIO MANAGEMENT AGREEMENT
PACIFIC SELECT FUND
     THIS AMENDMENT made as of this 1st day of January, 2011 among Pacific Life Fund Advisors LLC (“Adviser”), a Delaware limited liability company, Massachusetts Financial Services Company, a Delaware corporation doing business as MFS Investment Management (“MFS” or “Portfolio Manager”), and Pacific Select Fund, a Massachusetts Business Trust (the “Trust”).
WITNESSETH:
     WHEREAS, Adviser, Portfolio Manager and the Trust are parties to that certain Portfolio Management Agreement dated January 2, 2001, as amended on April 1, 2002, March 17, 2003, December 23, 2004, November 7, 2005, May 1, 2006 and May 1, 2007 (the “Agreement”) pursuant to which Portfolio Manager furnishes portfolio management services for the series of the Trust listed in the Agreement;
     WHEREAS, the parties mutually desire to amend the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement. The Agreement is hereby amended as follows:
1.	The Fee Schedule of the Agreement is hereby deleted and the replacement Fee Schedule attached hereto and made a part hereof, is hereby substituted in lieu thereof and made effective January 1, 2011.

2.	Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.
PACIFIC LIFE FUND ADVISORS LLC

By:	By:
Name:	Name:
Title:	Title:

Pacific Select Fund Amendment No. 6 to the Portfolio Management Agreement
MFS INVESTMENT MANAGEMENT

By:
Name:
Title:

PACIFIC SELECT FUND

By:	By:
Name:	Name:
Title:	Title:

Pacific Select Fund Amendment No. 6 to the Portfolio Management Agreement
PACIFIC SELECT FUND
FEE SCHEDULE
MFS INVESTMENT MANAGEMENT
Effective: January 1, 2011
Portfolio:      International Large-Cap
The Adviser will pay to the Portfolio Manager a monthly fee based on an annual percentage of the average daily net assets of the International Large-Cap Portfolio according to the following calculations:
(a)	0.425% on the first $500 million of the Combined Assets as defined below,

0.375% on the next $500 million of the Combined Assets, plus

0.325% if the next $1 billion of the Combined Assets, plus

0.300% on Combined Assets above $2 billion; multiplied by

(b)	The ratio of the International Large-Cap Portfolio’s average daily net assets over the Combined Assets.
For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the International Large-Cap Portfolio of the Pacific Select Fund and the average daily net assets of the PL International Large-Cap Fund of Pacific Life Funds.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.